Exhibit 3.1                                                                                                                        FILED EFFECTIVE
                            2006 APR 13 AM 8:43

                            SECRETARY OF STATE
                            STATE OF IDAHO

ARTICLES OF INCORPORATION
OF
SOUTHERN AFRICA MINERAL EXPEDITIONS CORPORATION

The undersigned, acting as incorporator of a corporation under the Idaho Business Corporation Act, adopt the following Articles of Incorporation for such Corporation:

I.

The name of the Corporation is Southern Africa Mineral Expeditions Corporation.

II.

The purpose for which the Corporation is formed is to engage in commercial mineral expeditions activities, and to engage in any other lawful act or activity for which a corporation may be organized under the Idaho Business Corporation Act.

III.

The period of existence of this corporation shall be perpetual.

IV.

The location and post office address of the registered office of the Corporation in the State of Idaho is 1044 Northwest Blvd., Suite D, Coeur d'Alene, Idaho 83814. The name of the registered agent at that address is Michael E. Reagan.

V.

The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred Million Shares (100,000,000), all of one class, with no par value.

ARTICLES OF INCORPORATION, Page 1	IDAHO SECRETARY OF STATE KW
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                        CL: 49507 CT: 182796 BH:948963
C166244                                                                                              1 @ 100.00 = 100.00 CORP #2

VI.

The name and post office address of the incorporator is:

MICHAEL E. REAGAN
LIESCHE & REAGAN, P.A.
1044 Northwest Blvd., Suite D
Coeur d'Alene, Idaho 83814

VII.

The business of the Corporation shall be managed and conducted by a Board of Directors of not less than ONE (1) nor more than SEVEN (7) directors. The Board of Directors shall be elected in the manner set forth in the Bylaws.

The Board of Directors shall have authority to issue bonds, debentures, or other obligations of the Corporation from time-to-time for any of the objects or purposes of the Corporation and to secure them by mortgage, deed of trust, or pledge of any or all of the real and personal property, rights, privileges, and franchises of the Corporation wheresoever situated, acquired, and to be acquired, and to sell or otherwise dispose of any or all of such obligations in any manner and on such terms as the Board of Directors may deem proper.

The Corporation shall have the power to purchase, receive, redeem, or otherwise acquire, own, hold, sell, mortgage, pledge, or otherwise acquire or dispose of and otherwise use and deal in and with its own shares of stock.

VIII.

The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the Corporation may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit, or proceeding to be liable for his own negligence or misconduct in the performance of his duty, such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement. vote of stockholders. or otherwise.

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IX.

In addition to the powers and authority granted to the directors in the Articles of Incorporation and in addition to the powers and authority expressly conferred upon them by statute, the Board of Directors of the Corporation shall have additional powers and authority not inconsistent with the laws as may be set forth in the Bylaws.

X.

    The Corporation reserves the right to amend, add to, or repeal any provision contained in these Articles of Incorporation in the manner consistent with law and in conformity with the provisions set forth in the Bylaws.

XI.

    The initial Board of Directors is composed of the following persons whose addresses are specified opposite their names:

NAME	ADDRESS

Kurt Hoffman	PO Box 3397 Post Falls, ID 83877

Michael E. Reagan	1044 Northwest Blvd., Ste. D Coeur d'Alene, ID 83814

IN WITNESS WHEREOF I have hereunto set my hand this 11th  day of April, 2006.

MICHAEL E. REAGAN,
MICHAEL E. REAGAN, Incorporator

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